Exhibit 4.1
FIRST AMENDMENT TO RIGHTS AGREEMENT

FIRST AMENDMENT, dated as of December 14, 2009, (the “First Amendment”), to the Rights Agreement, dated as of November 25, 2008 (the “Rights Agreement”), between SAKS INCORPORATED, a Tennessee corporation (the “Company”), and THE BANK OF NEW YORK MELLON, a New York banking corporation, as rights agent (the “Rights Agent”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

A.           The Company and the Rights Agent previously entered into the Rights Agreement for the purpose of specifying the terms and conditions of the Rights.

B.           Section 27 of the Rights Agreement provides, among other things, that, until such time as any Person becomes an Acquiring Person, the Company may, and the Rights Agent shall, if directed by the Company, make any supplement or amendment with respect to the Rights which the Company may deem necessary or desirable without the approval of any holders of Rights Certificates, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement, the Rights Agent shall execute such supplement or amendment.

C.           No Person has become an Acquiring Person as of the date hereof.

D.           The Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

E.           The Company has delivered to the Rights Agent, concurrently with the execution and delivery of this First Amendment, a certificate from an appropriate officer of the Company stating that this First Amendment complies with Section 27 of the Rights Agreement.

Accordingly, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.  Amendment to Section 7(a)

Section 7(a) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:

The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price in cash, or by certified check, cashier’s check or money order payable to the order of the Company for each one one hundredth of a  Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on December 14, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

Section 2.  Amendments to Exhibits.  The Exhibits to the Rights Agreement shall be deemed amended and restated to reflect this First Amendment, including all necessary and conforming changes.

Section 3.  Effectiveness.   This First Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at 5:00 P.M., New York City time, on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

Section 4.  Counterparts.  This First Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 5.  Governing Law.  This First Amendment shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; provided, however, that all provisions regarding the rights, obligations, duties and immunities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		SAKS INCORPORATED

By	/s/ Ann Robertson	By	/s/ Michael Brizel
	Name: Ann Robertson		Name: Michael Brizel
	Title: Associate General Counsel		Title: General Counsel

Attest:		THE BANK OF NEW YORK MELLON,
as Rights Agent

By	/s/ Jeanette Rocha	By	/s/ Stephen Jones
	Name: Jeanette Rocha		Name: Stephen Jones
	Title: Relationship Manager		Title: Vice President

[Signature Page to the First Amendment to the Rights Agreement]

CERTIFICATE OF THE CORPORATE SECRETARY

OF

SAKS INCORPORATED

I, Ann Robertson, as the Vice President, Associate General Counsel and Corporate Secretary of Saks Incorporated (the “Corporation”), in my capacity as Corporate Secretary, do hereby certify that the First Amendment to Rights Agreement to which this certificate is attached is in compliance with the terms of Section 27 of the Rights Agreement, dated as of November 25, 2008, between the Corporation and The Bank of New York Mellon, a New York banking corporation, as rights agent.

Dated: December 14, 2009

SAKS INCORPORATED

By:   /s/ Ann Robertson
Ann Robertson
Corporate Secretary

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